Exhibit 99.2

Chairman’s Letter to Shareholders

To the Shareholders of Eagle Bancorp Inc.:

We want to take this opportunity to thank you for being part of Eagle Bancorp’s growth over the years and to advise you of a very exciting development for our Company.

On December 2, 2007, Eagle Bancorp Inc., the parent company of EagleBank, and Fidelity & Trust Financial Corporation, parent of Fidelity & Trust Bank, signed a definitive merger agreement uniting two of the fastest growing community banks in the region. The transaction will become effective after receipt of regulatory and shareholder approvals and the satisfaction of other conditions, as set forth in the merger agreement.

Under the terms of this agreement, Eagle Bancorp Inc., the surviving entity, will acquire Fidelity & Trust Financial Corporation, in exchange for Eagle Bancorp common stock. The combination is structured as a stock-for-stock exchange, under which Fidelity’s shareholders will receive 0.9202 shares of Eagle common stock for each share of Fidelity common stock owned, subject to possible reductions under certain circumstances set forth in the merger agreement. Based upon the closing stock price for Eagle Bancorp Inc. on November 30, 2007, the aggregate value of the transaction would be $48.8 million or $11.51 per share of Fidelity common stock. The value of the transaction at closing may be higher or lower, depending on whether there is any change in the exchange ratio, and the changes in the value of Eagle common stock. Following the completion of the merger, Fidelity & Trust’s shareholders will own approximately 28% of Eagle Bancorp’s outstanding common stock, assuming no change in the exchange ratio. As of September 30, 2007, Eagle Bancorp Inc. had $802 million in assets and Fidelity & Trust had $452 million in assets. We expect that the transaction will be accretive to Eagle Bancorp Inc. earnings in 2009. Two members of the Fidelity & Trust Financial Corporation Board will join the Eagle Bancorp Inc. Board and four of their directors will join the EagleBank Board.

This transaction will enable EagleBank to expand its footprint in the region. We will be well positioned to service more of Maryland, the District and Northern Virginia, and become one of the leading community banks in the Metropolitan Washington area. To our 6 offices in Montgomery County and 3 offices in the District of Columbia we will add Fidelity & Trust Bank’s 6 locations (1 in Northern Virginia, 3 in Montgomery County, Maryland, and 2 in the District of Columbia).

This transaction is a very exciting development for both EagleBank and Fidelity & Trust. The combination of the two banks will allow us to enhance our products and customer service and to better compete with larger banks in the region. Our philosophy of providing local access to decision makers will continue to be a key differentiator for us. In combination with Fidelity & Trust Bank, our platform to deliver services will essentially double.

We will be in a tremendous position to service larger businesses while retaining our core philosophy of being the premier bank for commercial businesses in the Washington region.

We look forward to continuing working on your behalf to help redefine community banking in the Metropolitan Washington area.

Leonard L. Abel	Ronald D. Paul

Chairman, Eagle Bancorp Inc.	President and CEO, Eagle Bancorp Inc.
Chairman and CEO, EagleBank

ADDITIONAL INFORMATION ABOUT THIS TRANSACTION

Eagle Bancorp, Inc. will be filing a proxy statement/prospectus and other relevant documents concerning the merger with the Securities and Exchange Commission (the “SEC”). The proxy statement/prospectus will be mailed to the shareholders of Eagle Bancorp and Fidelity & Trust Financial Corporation. Investors and

security holders of Eagle Bancorp and Fidelity & Trust Financial Corporation are urged to read the proxy statement/prospectus, the documents incorporated by reference in the proxy statement/prospectus, the other documents filed with the SEC and the other relevant materials when they become available because they will contain important information about Eagle Bancorp, Fidelity & Trust Financial Corporation and the Merger Agreement and the transactions contemplated by the Merger Agreement. Investors will be able to obtain these documents free of charge at the SEC’s web site (http://www.sec.gov). In addition, documents filed with the SEC by Eagle Bancorp, Inc. will be available free of charge from Eagle Bancorp’s Investor Relations at 301/986-1800, or from Eagle Bancorp’s website at www.eaglebankmd.com. The directors, executive officers, and certain other members of management and employees of Eagle Bancorp and its subsidiaries are participants in the solicitation of proxies in favor of the issuance of shares pursuant to the merger from the shareholders of Eagle Bancorp. Information about the directors and executive officers of Eagle Bancorp is set forth in Eagle Bancorp’s proxy statement for the 2007 annual meeting of shareholders filed with the SEC on March 30, 2007.

Additional information regarding the interests of such participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.”